Exhibit 99.1

Contact: Jerry M. Brooks, Chief Financial Officer, (713) 939-7711

DRIL-QUIP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER 2012

HOUSTON, August 6, 2012—- Dril-Quip, Inc. (NYSE: DRQ) today announced net income of $29.8 million, or $0.74 per diluted share, for the three months ended June 30, 2012, versus net income of $22.2 million, or $0.55 per diluted share, for the second quarter of 2011. Total revenues were $176.6 million during the quarter ended June 30, 2012 compared to $137.0 million for the same period in 2011, an increase of $39.6 million or approximately 29%. The increase in revenues resulted from increased product revenues of $32.2 million and increased service revenues of $7.4 million.

For the six months ended June 30, 2012, net income was $58.6 million, or $1.45 per diluted share, compared with net income of $43.9 million, or $1.09 per diluted share, for the same period in 2011. Total revenues rose to $353.7 million during the six months ended June 30, 2012 from $274.7 million during the same period in 2011, an increase of approximately 29%.

In addition, the Company announced that its backlog at June 30, 2012 was approximately $697 million, compared to its June 30, 2011 backlog of approximately $727 million. Based upon current market conditions and excluding any unusual or special charges, the Company expects its earnings per diluted share for the quarter ending September 30, 2012 to approximate $0.65 to $0.75 per share. The Company also announced that it currently expects its full-year 2012 earnings per diluted share to be in the range of $2.75 to $2.95, excluding any unusual or special charges, up from previous 2012 guidance of $2.60 to $2.80 per diluted share.

Dril-Quip is a leading manufacturer of highly engineered offshore drilling and production equipment which is well suited for use in deepwater, harsh environment and severe service applications.

Statements contained herein relating to future operations and financial results that are forward looking statements are based upon certain assumptions and analyses made by the management of the Company in light of its experience and perception of historical trends, current conditions, expected future developments and other factors. These statements are subject to risks beyond the Company’s control, including, but not limited to, the volatility of oil and natural gas prices and cyclicality of the oil and gas industry, developments related to the Deepwater Horizon incident, the Company’s international operations, operating risks, and other factors detailed in the Company’s public filings with the Securities and Exchange Commission. Investors are cautioned that any such statements are not guarantees of future performance and actual outcomes may vary materially from those indicated.

Dril-Quip, Inc.

Comparative Condensed Consolidated Statements of Income

(in thousands, except per share amounts)

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenues	$176,570	$136,994	$353,694	$274,661
Cost and expenses:
Cost of sales	108,325	82,000	215,375	162,113
Selling, general and administrative	17,418	16,037	37,850	34,298
Engineering and product development	9,478	8,529	19,088	17,227

	135,221	106,566	272,313	213,638

Operating income	41,349	30,428	81,381	61,023

Interest income	78	86	181	185
Interest expense	(9)	(11)	(14)	(22)

Income before income taxes	41,418	30,503	81,548	61,186
Income tax provision	11,615	8,295	22,948	17,306

Net income	$29,803	$22,208	$58,600	$43,880

Diluted earnings per share	$0.74	$0.55	$1.45	$1.09

Weighted average shares – diluted	40,453	40,312	40,432	40,316

Depreciation and amortization	$6,373	$4,851	$12,431	$10,606

Capital expenditures	$13,870	$13,030	$27,737	$32,839